Mercury Computer Systems, Inc.

Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. Stock Option Exchange Program Stock Option Exchange Program Exhibit (a)(1)(O)

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 2 Agenda Agenda • Equity Compensation Philosophy • Program Overview • Key Dates • Eligibility • Things To Consider • What You Need to Do • Questions and Answers

© 2006 Mercury Computer Systems, Inc. 3
Equity Compensation Philosophy
Equity Compensation Philosophy
•
Equity Compensation is a reward based on the long term future performance of the company.
•
Equity Compensation should align the actions and behaviors of
Mercury associates with the interests of Mercury shareholders.
•
Equity Compensation should foster a sense of ownership among
Mercury participants.
•
Equity Compensation should be cost efficient.
•
This is a voluntary program.

© 2006 Mercury Computer Systems, Inc. 4
Program Overview
Program Overview
•
Eligible associates can elect to exchange certain underwater stock options for replacement awards to be granted promptly after the close of the election period.
•
Elections to participate must be done on a grant-by-grant basis.
Grants can not be partially exchanged.
•
Options are eligible to be exchanged if their per share exercise price is greater than the “threshold price.”
•
The “threshold price” is the greater of (1) $23.00 or (2) the closing price of our common stock reported on the Nasdaq Global Select
Market on the date the election period for the exchange program expires.

© 2006 Mercury Computer Systems, Inc. 5
Program Overview
Program Overview
•
All eligible options will be exchanged for restricted stock rights in accordance with a fixed 4-to-1 exchange ratio. As an example, if you elect to exchange an eligible option representing the right to purchase 1,000 shares of common stock, you will receive a
replacement award consisting of 250 restricted stock rights. We will not issue any fractional restricted stock rights.
•
Restricted stock rights means either shares of restricted stock subject to a restricted stock award, or phantom stock units subject to a deferred stock award.

© 2006 Mercury Computer Systems, Inc. 6
Program Overview
•
Restricted stock awards consist of shares of our common stock that will be issued on the date the awards are granted. Restricted stock awards will be subject to vesting based on continued employment for a specified period. Until shares of restricted stock have vested, they remain subject to (1) forfeiture upon termination of employment and
(2) restrictions on transfer.
•
Deferred stock awards consist of phantom stock units that are not actual shares of our common stock. Rather, they represent the right to receive our common stock at a future date. Phantom stock units are subject to (1) forfeiture upon termination of employment and (2)
restrictions on transfer prior to vesting and the related issuance of our common stock.
•
All replacement awards will be granted under our 2005 Stock
Incentive Plan, and will be subject to the terms of that plan and an award agreement between you and us.

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 7
Program Overview: Multinational Conditions
Program Overview: Multinational Conditions
•
•
United States, Japan and United Kingdom
United States, Japan and United Kingdom
Options will be exchanged for restricted stock awards.  The new grants will vest over three years. Generally, one third of the grant will vest on the first, second and third grant anniversary date, provided you are employed by us on the vesting date.
•
•
United Kingdom
United Kingdom
Associates will be responsible for paying the Company portion of
National Insurance costs.
•
•
France and Germany
France and Germany
Options will be exchanged for deferred stock awards.  The new grants will vest over three years. Two thirds of the grant will vest on the second grant anniversary date and the remaining one third will vest on the third grant anniversary date, provided you are employed by us on the vesting date.

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 8
Key Dates
Key Dates
Estimated Replacement Award Grant Date September 11, 2006
Election Period Ends/Expiration Date September 8, 2006
Election Period begins August 11, 2006
Milestone Date

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 9
Eligibility
Eligibility
•
Employees are “eligible employees” if they are employed by Mercury on the date the election period commences
and
on the date on
which the tendered options are cancelled and the replacement awards are granted.
•
Members of our Board of Directors and our five most highly
compensated executive officers are not eligible to participate in the exchange program.
•
You must be an active employee on the replacement award grant date to be eligible to receive a replacement award.
•
In general, employees on approved leaves of absence are eligible.
•
If you receive or submit a notice of termination on or before the replacement award grant date, you will not be eligible to participate.
In these cases you will retain your outstanding options subject to their existing terms.

© 2006 Mercury Computer Systems, Inc. 10
Things To Consider
Things To Consider
•
Mercury is not able to advise you on what course of action is right for you.
•
Participation in this program is voluntary.
•
See Section 14 and 15 and Appendix B of the Offer to Exchange for
a description of certain tax consequences of the exchange program.
These descriptions do not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and are not intended to be applicable in all respects to all categories of option holders.
•
You should check with your personal financial/tax advisor prior to deciding whether to participate.

Computer Systems, Inc.
MERCURY
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 11
What You Need to Do
What You Need to Do
•
Read all materials provided to you.
•
Review your option holdings via your personnel grant status
statement or on-line via your eTrade account.
•
If you choose to participate, complete and submit the Election Form on or before midnight “Boston Time” on the expiration date. Follow the instructions in Appendix C of the Offer to Exchange.
•
You may change or revoke your election at any time prior to midnight
“Boston Time” on the expiration date. Follow the instructions in
Appendix C or D, as applicable, of the Offer to Exchange.
•
Additional copies of the Offer to Exchange, the Election Form and the Notice of Withdrawal are available at
http://hr.mc.com/optionexchange.

Mercury Computer Systems, Inc.
Challenges Drive Innovation

© 2006 Mercury Computer Systems, Inc. 12
If You Have Questions
If You Have Questions
•
You can find the materials relating to the Stock Option Exchange
Program at
http://hr.mc.com/optionexchange.
•
If you have questions that have not been answered during this presentation, please refer to the Q&A section of the Offer to Exchange.
•
You can also ask additional questions by sending an e-mail to MCS
Stock Option Exchange.